AUTHOR AGREEMENT

AGREEMENT made _______________, 2013 (“Effective Date”) between Readaboo, LLC, a New York limited liability company (“Readaboo” or “Company”), and _________________________ (“Author”) concerning the work or works set forth on Exhibit A., attached hereto and incorporated herein (collectively, the “Work").

1.      Rights Granted

1.1              The Author grants to Readaboo the non-exclusive right to sell the Work in digital format in the English language throughout the World.

1.2              All rights to the Work not specifically granted to Readaboo in this Agreement are reserved by the Author.

2.      Delivery of the Work

2.1              The Author shall deliver to Readaboo the following:

(a)	a digital file of the complete manuscript for the Work in the following formats: (all checked apply)

___ EPub

___ Kindle/Mobi

___ PDF

___ Other: _____________

(b)	a digital file of the cover art and any illustrations, in .jpg or .gif format

(c)	the retail price of the Work

(d)	one-paragraph description of the Work

(e)	author biography

(f)	name of publisher and publication date; print length; and ISBN of the print edition, if any.

2.2              After the Work has been accepted, Readaboo may, at its option, format the Work into another electronic e-book format if the Author has not provided Epub, Mobi and PDF versions to Readaboo already. Readaboo, however, shall make no changes to the Work other than those necessary to comply with the new format.

3.      Sale of the Work

3.1              Readaboo shall make the Work available for sale on its web site upon the beta launch of Readaboo’s subscription service.

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4.      Copyright

4.1              Readaboo shall include a copyright notice in all publications of the Work in conformity with the United States Copyright Act, as amended, and the Universal Copyright Convention, in the name of the Author. It shall be the responsibility of the Author to register the copyright on the Work in the Author’s name with the United States Copyright Office if not already registered.

4.2              Any textual or illustrative material prepared for the Work by Readaboo at its expense shall be the property of Readaboo.

4.3              NOTE: IMPORTANT! If Author’s cover design/illustrations were created by another person, Author must check with the designer concerning Author’s rights to publish the design or illustrations. The designer retains copyright unless written grant of rights or permission is given to Author.

5.      Quoted Material

5.1              The Work shall contain no material including but not limited to art, illustrations, and quotes, from other copyrighted works without a written consent of the copyright holder. The Author will obtain such consents at his or her own expense and file them with Readaboo at the time the Work is delivered. Any obligations associated with permissions, such as free copies, will be the obligation of the Author.

6.      Royalties

6.1              Readaboo shall sell the Work as part of a five-book package (“BookBunch”) to its subscribers.

6.2              Readaboo shall pay the Author a royalty on sales of the Work in the amount of 70% of the Work’s pro rata share of the subscription price of $4.99. Example: if a subscriber chooses a package that includes one book with a retail price of $2.99, and four books with a retail price of $1.99, the $2.99 author would receive a royalty of $0.95, calculated as follows:

$2.99 [retail price] /$10.95[sum of retail prices of the 5 books chosen] = 0.273

0.273 x $4.99 [subscription price] = $1.36 x 70% royalty= $0.95.

6.3               No royalties are paid for digital copies sold to the Author, distributed for review, advertising, publicity, or sales promotion.

7.      Payment and Accounting

7.1              Author must own a valid PayPal account to receive royalties. Authors who are U.S. citizens must provide a valid tax identification number to comply with U.S. tax law.

7.2              Royalty payments are processed with fifteen days after the end of each calendar quarter, in U.S. dollars. Readaboo observes standard holidays recognized in the United States. Royalty payments are only made on author accounts with outstanding balances of $10.00 US or more accrued by the last day of the previous month. Accounts with outstanding balances of less than $10.00 US are not paid until they reach $10.00 US or until the account is terminated, whichever happens first. Accounts with accrued royalties of between $10.00 and $75.00 inclusive, shall be paid and sent via PayPal. Accounts with accrued royalties over $75.00 shall be paid via PayPal or by check to the Author’s address of record at the option of the Author.

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7.3              Royalties are paid only on sales deemed final. Criteria for deeming a sale final are as follows:

(a)	the sale has been processed by Readaboo’s sales, and

(b)	the proceeds of the sale have been deposited in Readaboo’s bank account.

(c)	Only when these two criteria have been met, will royalties be credited to an author’s account.

7.4              Sales deemed final may be reversed in the following circumstances:

(a)	The customer requests, and Readaboo issues, a refund for a subscription.

(b)	Credit card fraud involving a subscription.

(c)	A credit card is used for the purchase of a subscription and the credit card company issues a chargeback, which is defined as a refusal to pay because the customer deems the charge unauthorized. Because of the slow nature of credit card companies, a chargeback may take several months to resolve. For this reason, sales deemed final may be reversed at any time.

7.5  If a sale deemed final is reversed and the royalty has already been paid to the Author, the amount of the royalty paid will be deducted from future royalties owed to the Author by Readaboo. If future royalties owed to the Author by Readaboo are insufficient to cover the cost of sales that have been reversed, the Author is responsible for refunding the money to Readaboo within 30 days.

8.      Author’s Warranties and indemnity

8.1              Author warrants to Readaboo that:

(a)	Author is the sole author of the Work and sole owner of the rights granted in this Agreement and has the right to enter this Agreement and can convey the rights granted to Readaboo;

(b)	The Work is original except for material for which written third party permissions have been obtained; the Work does not infringe upon or violate any copyright, trademark, or trade secret; statements in the Work asserted as fact are true or based upon generally accepted research practices; and

(c)	The Work contains no material that is libelous, in violation of any right of privacy or publicity, or harmful so as to subject Readaboo to liability to any third party or otherwise contrary to law.

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8.2              The Author shall indemnify and hold Readaboo and its distributors and licensees harmless against all liability, including expenses and reasonable attorneys’ fees, from any claim finally sustained against Readaboo resulting from a breach by Author of the foregoing warranties. Each party will give prompt notice to the other if any claim is made and the Author will cooperate with Readaboo, who will direct the defense thereof. Pending any settlement, final resolution or clear abandonment of the claim, Readaboo may engage counsel of its choice and may withhold in a reasonable amount sums due the Author under this or any other Agreement between the parties. The provisions of this paragraph shall survive termination of this Agreement.

8.3              Readaboo reserves the right to stop selling the Work and to freeze all unpaid royalties for any author whose Work is involved in a legal dispute, or pending legal dispute.

8.4              If, during the existence of this Agreement any entity makes unauthorized use of Author’s Work, it is the sole responsibility of Author to take legal action as may be required to restrain such wrong or to seek damages and Author shall bear all costs and expenses and, subsequently, Author shall keep all remunerations resulting from the legal actions.

8.5              The Author acknowledges that because of the digital nature of these files, it is possible for them to be replicated and distributed illegally once they are purchased by the customer/subscriber and outside of the control of Readaboo. The Author shall not hold Readaboo liable if such a situation should occur.

8.6              Author is responsible for keeping Readaboo current on any and all email address and mailing address changes. Readaboo will terminate an author’s contract without notice if the author does not respond to Readaboo’s communications.

8.7              If an Author uses an email service that filters incoming email for spam, this may create communication difficulties for Readaboo and the Author. Author is encouraged to provide Readaboo with at least two email addresses from different services to further prevent communication difficulties.

9.      Term and Termination

9.1              The term of this Agreement shall commence on the Effective Date and shall remain in Effect until cancelled by either party. Either party may terminate this Agreement by giving the other party thirty days (30) written notice. In the event of termination of this Agreement for any reason, all rights granted by the Author in Section 1 automatically revert back to Author.

10.  Confidentiality

10.1          During the course of this Agreement and beyond, Author may receive information relating to Readaboo and related entities that is not known to the general public ("Confidential Information"). Confidential Information includes, without limitation, this Agreement and information relating to sales consummated. The Author agrees that:

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(a)	all Confidential Information will remain Readaboo’s exclusive property;

(b)	the Author will use Confidential Information only as is reasonably necessary for the relationship with Readaboo; and

(c)	the Author will not disclose Confidential Information to any individual, company, or other third party other than authorized agents, representatives and advisors.

11.  General provisions

11.1          This Agreement shall be of no force and effect unless signed by both parties within 60 days of the Effective date first stated above.

11.2          Governing Law; Dispute Forum. If a dispute arises between Readaboo and Author, this Agreement shall be governed in all respects by the laws of the State of New York as they apply to agreements entered into and to be performed entirely within New York between New York residents, without regard to conflict of law provisions. Author agrees that any claim or dispute Author has against Readaboo must be resolved exclusively by a state court located in New York County, New York, except as otherwise agreed by the parties. Author agrees to submit to the personal jurisdiction of the court located within New York, New York for the purpose of litigating all such claims or disputes. Readaboo will, however, consider reasonable requests to resolve the dispute through alternative dispute resolution procedures, such as mediation or arbitration, as alternatives to litigation.

11.3          No advertisements shall be included in any format of the Work without the Author’s written consent.

11.4          If Readaboo is required by law to withhold and pay to any U.S. or foreign government taxing authority any portion of the amounts due the Author under this Agreement, such payments shall be deducted from the amounts due the Author hereunder.

11.5          In the event of the bankruptcy, insolvency or liquidation of Readaboo, this Agreement shall terminate and all rights granted to Readaboo shall revert to the Author automatically and without the necessity of any demand or notification.

11.6          This Agreement shall be binding upon and inure to the benefit of the heirs, executors or administrators and assigns of the Author and the successors and assigns of Readaboo and may not be assigned by either without the written consent of the other, with the following exceptions. The Author may assign the Author’s right to receive payment under this Agreement upon written notice to Readaboo. Readaboo may upon written notice to the Author assign this Agreement to any company that acquires or succeeds to all or a substantial portion of the assets of Readaboo.

11.7          This Agreement contains the entire understanding of the Author and Readaboo with reference to the Work; there are no warranties other than those expressly stated in this Agreement. No waiver or modification of any provision of this Agreement shall be valid unless in writing and signed by both parties. No waiver of any breach shall be deemed a waiver of any subsequent breach. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall not be affected.

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Author hereby acknowledges and agrees he or she has received a copy of and has fully reviewed and understands the Agreement, exhibits, schedules and attachments.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered as of the Effective Date.

Readaboo, LLC:	Author:
By:

Signature
Signature

Name and Title	Printed Name

Social Security No. or Tax Identification Number

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